EXHIBIT 12 (a)

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                                                    METRIS COMPANIES INC.

                                      COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                    (DOLLARS IN THOUSANDS)



                                                                       Year Ended December 31,

                                                             2000       1999       1998       1997        1996
                                                             ----       ----       ----       ----        ----



Earnings before income taxes, extraordinary loss
     and cumulative effect of accounting change: (1) ...   $322,911   $191,316   $ 93,248   $ 61,883    $ 32,546

Fixed Charges: (1)

     Interest on indebtedness, and
        amortization of debt expense ...................    133,006     55,841     30,513     11,951       4,106

     Interest factor of rental expense .................      6,023      3,706      2,134      1,313         378
                                                           --------   --------   --------   --------    --------
     Total fixed charges ...............................    139,029     59,547     32,647     13,264       4,484

                                                           --------   --------   --------   --------    --------
Total available earnings ...............................   $461,940   $250,863   $125,895   $ 75,147    $ 37,030
                                                           ========   ========   ========   ========    ========



Ratio of earnings to fixed charges .....................       3.32       4.21       3.86       5.67        8.26

(1)   As defined in Item 503(d) of Regulation S-K.

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